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                                   Exhibit 99
              Century Bancshares, Inc., To Acquire GrandBanc, Inc.
                           In $8.8 Million Stock Swap

WASHINGTON, D.C., October 11, 2000 -- Century Bancshares, Inc. (Nasdaq:CTRY) and
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GrandBanc, Inc. (OTC:GDBC) announced today that they have entered into an
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agreement whereby Century will acquire GrandBanc in a stock-for-stock exchange.
The exchange ratio will be fixed at 0.3318 shares of Century common stock for each share of GrandBanc common stock, making the overall value of the transaction approximately $8.8 million. The transaction, which has been approved by the Boards of Directors of both companies, is intended to be accounted for as a pooling-of-interests.

According to Joseph S. Bracewell, Century's Chairman and CEO, the acquisition represents an important milestone in the continuation of Century's program to expand into the Maryland and Virginia suburbs of Washington, D.C. "After this merger is concluded early next year, Century will have grown in four years from a $100 million bank with two offices in downtown Washington, to a $400 million bank with eleven branches throughout the metropolitan area," Bracewell said. "We are particularly pleased to add GrandBanc's strong Montgomery County franchise to balance our recent expansion efforts in Northern Virginia."

Subject to regulatory and shareholder approvals, the transaction is expected to close in the first quarter of 2001. While Century expects to continue its focus on growth and expansion, the company expects to realize operating efficiencies from the consolidation of redundant operations and facilities. In connection with the merger, Century expects to incur after-tax charges totaling approximately $1.5 million. Excluding these one-time charges, the transaction is expected to be accretive to Century's earnings per share in 2001.

 "GrandBanc has a proud history of serving small businesses and professionals for over twenty years," said Melvyn J. Estrin, Chairman of GrandBanc. "Century shares our philosophy of customer service and community involvement, and we believe the expanded scope and
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capabilities of our combined organizations will add value for our stockholders, customers, and employees." Under the terms of the agreement, two members of GrandBanc's Board of Directors will join the Boards of Directors of Century Bancshares, Inc. and four will join the Board of Century National Bank.

GrandBanc, Inc., which had $114 million in total assets as of June 30, 2000, is the parent holding company of GrandBank, a Maryland chartered commercial bank headquartered in Rockville, with two branches in Bethesda, one in Germantown, and one in Old Town Alexandria.

Century Bancshares, Inc., is the parent company of Century National Bank, a community bank providing a full range of loans and financial services to professionals, small businesses, and non-profit organizations in the Washington, D.C. metropolitan area. Century currently operates seven full-service banking offices - two in downtown Washington, four in Northern Virginia and one in Bethesda - a loan production office in Rockville, and an insurance agency. Century had $228 million in total assets as of June 30, 2000, and recently concluded the acquisition of a $52 million branch in Reston, Virginia.

Shareholders of Century and GrandBanc (Companies) and other investors are urged to read the proxy statement/prospectus and other documents that will be included in the Registration Statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission (SEC) in connection with the proposed merger. The proxy statement/prospectus will contain important information about the Companies, the merger, and about persons soliciting proxies in the merger, including officers and directors of the Companies and their interest in the merger.

After it is filed with the SEC, investors may obtain a free copy of the proxy statement/prospectus and other relevant documents on the SEC's web site (http://www.sec.gov). A proxy statement/prospectus with respect to the proposed
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merger and other relevant documents will also be made available for free to stockholders of Century and GrandBanc upon request directed to the Companies' respective Shareholder Relations departments as follows:

         Shareholder Relations               Shareholder Relations
         GrandBanc, Inc.                     Century Bancshares, Inc.
         1800 Rockville, Pike                1275 Pennsylvania Avenue, NW
         Rockville, MD 20816                 Washington, DC 20004
         301-770-1300                        202-496-4100
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This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Companies believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that their expectations will be achieved. Important factors that could cause actual results to differ materially from the Companies' expectations are disclosed in their respective Forms 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission and are incorporated by reference herein (Cautionary Disclosures). Subsequent written and oral forward looking statements attributable to the Companies or persons acting on their behalf are expressly qualified in their entirety by the Cautionary Disclosures.


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